Exhibit 9.A


                                                                  EXECUTION COPY

     SETTLEMENT AGREEMENT dated as of June 22, 1995 between AutoInfo, Inc. (the "Company"), Ryback Management Corporation ("Ryback"), Eric C. Ryback ("ER") and Lawrence Callahan ("LC").

     WHEREAS, on June 14, 1995, the Company commenced a lawsuit in United States District Court for the District of Delaware against, among others, Ryback, ER and LC (collectively, the "Ryback Defendants") alleging that the Ryback Defendants violated Sections 13(d) and 13(g) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"; the "Litigation") and the Company and Ryback desire to settle the Litigation;

     WHEREAS in consideration for agreeing to settle the Litigation, the Company and Ryback have agreed to enter into and abide by the terms of this Agreement;

     WHEREAS the Ryback Defendants deny all of the Company's allegations of wrongful and/or unlawful conduct by the Ryback Defendants, including, but not limited to, the allegations that the Ryback Defendants violated Sections 13(d) and 13(g) of the Exchange Act, but wish to avoid the expense and distraction of litigation;

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                                 Representations

     SECTION 1.1. Representations of the Company. The Company hereby represents and warrants to Ryback that (i) the Company has the full legal right, power and authority to enter into and perform this Agreement, (ii) the execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated herein have been duly authorized by the Company, and
(iii) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     SECTION 1.2. Representations of Ryback. Ryback hereby represents and warrants to the Company that (i) Ryback has the full legal right, power and authority to enter into and perform this Agreement, (ii) the execution and delivery of this Agreement by Ryback and the consummation by Ryback of the transactions contemplated herein have been duly authorized by Ryback, (iii) this Agreement constitutes the legal, valid and binding obligation of Ryback enforceable against Ryback in accordance with its terms, (iv) on the date hereof, Ryback is the beneficial owner of 1,142,850 shares of the Company's outstanding common stock (713,000 of which are owned by the Lindner Fund and 429,850 of which are owned by the Lindner Bulwark Fund) and neither Ryback nor any affiliate or associate of Ryback beneficially owns or will own any other securities of the Company or rights or interests in any such securities, and (v)


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Ryback does not have any agreements, arrangements or understandings with any person regarding any possible stockholder proposal or proxy solicitation with respect to the Company or with regard to the voting of any securities of the Company.

     SECTION 1.3. Representations of ER and LC. Each of ER and LC hereby represents and warrants with respect to himself, individually and not jointly, that on the date hereof, except with respect to the securities specified in
Section 1.2(iv) above, (i) neither ER nor LC beneficially own any outstanding common stock of the Company or any other securities of the Company or any rights or interest in any such securities and (ii) neither ER nor LC is a party to any agreement, arrangement or understanding with any person regarding any possible stockholder proposal or proxy solicitation with respect to the Company or with regard to the voting of any securities of the Company.

                                   ARTICLE II
                        Standstill, Transfers and Voting

     SECTION 2.1. Standstill Provisions. (a) During the term of this Agreement, unless specifically requested in writing in advance by the Board of Directors of the Company (the "Board"), Ryback will not, and will cause its affiliates and associates not to, alone or in concert with others (and neither Ryback nor any affiliate or associate of Ryback will advise, assist or encourage others to), directly or indirectly:

          (i) by purchase or otherwise, acquire, or agree to acquire, ownership (including, but not limited to, beneficial ownership) of any shares of Common Stock of the Company, including securities convertible into Common Stock, or direct or indirect rights or options to acquire such ownership;

          (ii) make any public announcement with respect to, or submit any proposal for, the acquisition of beneficial ownership of Common Stock (or securities convertible into Common Stock or direct or indirect rights or options to acquire such beneficial ownership), or for or with respect to any extraordinary transaction or merger, consolidation, sale of substantial assets or business combination involving the Company or any of its affiliates,

          (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined or used in Regulation 14A under the Exchange Act) or become a "participant" in any "election contest" (as such terms are defined or used in Rule 14a-11 under the Exchange Act) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any of its affiliates;


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          (iv) form, join or in any way participate in a "group" (as such term is used in Section 13d(3) of the Exchange Act) to take any action otherwise prohibited by the terms of this Agreement;

          (v) initiate or propose any stockholder proposals for submission to a vote of stockholders, whether by action at a stockholder meeting or by written consent, with respect to the Company or any of its affiliates or propose any person for election to the Board of Directors or any of its affiliates or propose the removal of any member of the Board of Directors or any of its affiliates;

          (vi) otherwise seek to control the management or policies of the Company or any of its affiliates, including, without limitation, taking any action to seek to obtain representation on the Board of Directors or any of its affiliates;

          (vii) institute, prosecute or pursue against the Company (or any of its officers, directors, representatives, trustees, employees, attorneys, advisors, agents, affiliates or associates) (a) any claim with respect to any action hereafter duly approved the Company's Board of Directors or (b) any claim on behalf of a class of the Company's security holders;

          (viii) disclose to any third party, or make any filing under the Exchange Act (including, without limitation, under Section 13(d) thereof) disclosing, any intention, plan or arrangement inconsistent with the foregoing;

          (ix) publicly oppose any duly authorized Board of Director action or recommendation;

          (x) initiate any communication with any customer or supplier of the Company or any other person which does or is contemplating doing business or entering into a transaction with the Company with a view interfering or otherwise adversely affecting the relationship between the Company and or the applicable customer, supplier or other person;

          (xi) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; or

          (xii) request the Company (or its directors, officers, employees or agents) to amend or waive any provision of this Agreement (including without limitation this Section 2.1(a)) or otherwise seek any modification to or waiver of any of the agreements or obligations of Ryback, or any of its affiliates or associates, under this Agreement.


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     SECTION 2.2. Transfers. (a) During the term of this Agreement, Ryback will not and will cause its associates and affiliates not to, transfer, assign, pledge, sell, hypothecate or otherwise dispose (a "disposition") of any capital stock of the Company owned by it, except if all of the following conditions are satisfied with respect to such disposition:

          (i) the applicable disposition together with all other dispositions for the account of Ryback and its associates and affiliates during the one month period immediately preceding the date of such disposition does not exceed one percent of the common stock outstanding of the Company, as shown on the most recent applicable report or statement published by the Company;

          (ii) such disposition shall be by means of a "broker's transaction" within the meaning of rule 144(g) under the Securities Act of 1933, as amended; and

          (iii) with respect to any such disposition, the seller shall instruct its broker that such broker shall make due inquiry and shall not make the disposition to any person (including any agent of such person) if Ryback and/or its affiliates or associates or such broker knows, or has reason to believe, that such person, together with such persons, affiliates and associates, owns, collectively (with its associates and affiliates), or, will own, collectively (with its associates and affiliates), upon consummation of the disposition, 3% or more of the outstanding common stock of the Company as shown on the most recent applicable report or statement published by the Company.

Notwithstanding the foregoing, any disposition by the Lindner Bulwark Fund after the second anniversary of this Agreement shall not require satisfaction of the condition specified in clause (i) of this Section 2.2(a).

     (b) Any transfer of shares of the Common Stock in violation of this Section
2.2 may be suspended on the books of the Company.

     SECTION 2.3 Voting. With respect to each matter submitted to the stockholders of the Company for a vote, during the term of this Agreement, whether at a meeting or pursuant to any consent of shareholders, including, without limitation, any matter submitted to the stockholders of the Company relating to the election or removal of directors, Ryback agrees to, and agrees to cause its affiliates and associates to, vote (whether by proxy or otherwise) all shares of Common Stock owned by Ryback and/or any of its affiliates and associates in accordance with the applicable duly authorized recommendation of the Board of Directors; provided, however, that, with respect to any recommendation relating to the election or removal of directors, if, assuming such recommendation were adopted by the stockholders of the Company, less than a majority of all directors constituting the Board would be "outside directors", as defined in Section 4.9, Ryback and its associates and affiliates shall vote


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their shares in the same proportion as the votes of all other outstanding voting securities of the Company voting on such applicable matter.

                                   ARTICLE III
                      Dismissal of Litigation and Releases

     SECTION 3.1. Dismissal of Lititgation. AutoInfo, Inc. shall, as soon as practicable, dismiss without prejudice, the Litigation against the Ryback Defendants and shall withdraw all of its outstanding discovery requests to the Ryback Defendants including the First Request for Production of Documents dated June 15, 1995, the First Set of Interrogatories dated June 15, 1995 and the First Notice of Depositions dated June 19, 1995.

     SECTION 3.2. Release of Ryback Defendants. Subject to Section 3.4, the Company hereby forever releases, discharges and acquits the Ryback Defendants and each of their past, present or future parent and subsidiary corporations, affiliates, stockholders, agents, successors, assigns, directors, employees, representatives, attorneys, spouses, marital communities, next of kin, heirs, executors and administrators from and against any and all claims, demands, judgments, actions and causes of actions, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever in law, admiralty or equity, which AutoInfo, Inc. and/or any of its parent companies, subsidiaries, heirs, executors, administrators, successors, agents, affiliates and assigns ever had, now have or hereafter can, shall or may have against the Ryback Defendants, for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement.

     SECTION 3.3. Release of the Company. The Ryback Defendants, individually and jointly, hereby forever release, discharge and acquit AutoInfo, Inc. and its past, present and future parent and subsidiary corporations, affiliates, agents, successors, assigns, directors, employees, representatives, attorneys, spouses, marital communities, next of kin, heirs, executors and administrators from and against any and all claims, demands, judgments, actions and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which any of the Ryback Defendants, and/or any of their parent companies, subsidiaries, officers, directors, employees, heirs, executors, administrators, successors, agents, affiliates and assigns ever had, now have or hereafter can, shall or may have against AutoInfo, Inc. for, upon, or by reason of any matter, cause or thing


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whatsoever from the beginning of the world to the date of this Agreement.

     SECTION 3.4. Non Released Claims. It is further agreed and understood that
(a) the above general release does not pertain to, or affect, the parties' obligations and rights under this Agreement and that all parties reserve all rights to enforce the obligations set forth in this Agreement and (b) that should any part of this Agreement be preliminarily or permanently adjudicated to be invalid by any court or, in the event Ryback shall fail to comply with the provisions of this Agreement for any reason whatsoever, the releases contained herein shall be deemed null and void.

                                   ARTICLE IV
                                  Miscellaneous

     SECTION 4.1. Fees and Expenses. Each party hereto shall pay the fees and expenses of its investment banking advisors, attorneys, accountants and other advisors, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

     SECTION 4.2. Severability. Except as provided in Section 3.4 above, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

     SECTION 4.3. Legend. Ryback will, and will cause its affiliates and associates to, present or cause to be presented promptly all certificates, to the extent such certificates are in existence on the date hereof or from time to time, evidencing shares of Common Stock owned by Ryback and/or its affiliates and associates for the placement thereon of the following legend, which legend will remain on such certificates until such time as the shares represented by such certificates are no longer subject to the restrictions of this Agreement:

     THIS SECURITY IS SUBJECT TO THE PROVISIONS OF THE SETTLEMENT AGREEMENT DATED AS OF JUNE 22, 1995, AMONG THE ISSUER AND RYBACK MANAGEMENT CORPORATION AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH. A COPY OF SUCH SETTLEMENT AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATE SECRETARY OF THE ISSUER AND WILL BE FURNISHED TO ANY PERSON UPON REQUEST.


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     SECTION 4.4. Specific Enforcement; No Right to Terminate; Consent to
Jurisdiction. (a) The Company, ER, LC and Ryback acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

     (b) The parties hereto further agree that they shall not be permitted or have the right to terminate or suspend performance of any provision of this Agreement, it being agreed that all provisions of this Agreement shall continue and be specifically enforceable in all events and under all circumstances regardless of any events, occurrences, actions or omissions before or after the date hereof. In furtherance of the foregoing, the parties hereto agree that they shall not be permitted to, and shall not, bring any claim seeking to terminate or suspend performance of any provision of this Agreement or seeking any determination that any provision of this Agreement (including, without limitation, this Section 4.4) is invalid, inapplicable or unenforceable.

     (c) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of (a) the Chancery Court of the State of Delaware, New Castle County, (b) the Superior Court of the State of Delaware, New Castle County, and (c) the United States District Court for the District of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto agrees to commence any action, suit or proceeding relating hereto in the Chancery Court of the State of Delaware, New Castle County, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, either in the Superior Court of the State of Delaware, New Castle County or in the United States District Court for the District of Delaware. Each party hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth below shall be effective service of process for any action, suit or proceeding brought in any such court with respect to any matters to which it has submitted to jurisdiction in this Section 4.4(c). Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Chancery Court of the State of Delaware, New Castle County,
(ii) the Superior Court of the State of Delaware, New Castle County, or (iii) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.


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     SECTION 4.5. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and this Agreement may be amended only by an agreement in writing executed by the parties hereto.

     SECTION 4.6. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) when personally delivered or delivered by telex (with correct answer-back received) or telecopy on a business day during normal business hours at the address or number designated below or (b) on the business day following the date of mailing by overnight courier, fully prepaid, addressed to such address, whichever shall first occur. The addresses for such communications shall be:

     If to the Company:

          AutoInfo, Inc.
          1600 Route 208
          Fair Lawn, New Jersey  07410
          Attn.:  Scott Zecher
          Facsimile:  (201) 703-0500
          Confirmation:  (201) 703-1777

     with a copy to:

          Dreyer and Traub LLP
          101 Park Avenue
          New York, New York  10178
          Attn.:  Kenneth S. Rose, Esq.
          Facsimile:  (212) 984-6262
          Confirmation:  (212) 984-6126

          and

          Fried, Frank, Harris, Shriver & Jacobson
          One New York Plaza
          New York, New York  10004
          Attn.:  Douglas Flaum, Esq.
          Facsimile:  (212) 859-8259
          Confirmation:  (212) 859-4000


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     If to Ryback, ER or LC:

          Ryback Management Corporation
          7711 Carondelet Avenue, Suite 700
          St. Louis, Missouri  63105
          Attn:  Lawrence Callahan
          Facsimile:  (314) 727-3866
          Confirmation:  (314) 727-5305 (x219)

     with a copy to:

          Dykema Gossett PLLC
          400 Renaissance Center
          Detroit, Michigan  48243
          Attn.:  Paul R. Rentenbach
          Facsimile:  (313) 568-6832
          Confirmation:  (313) 568-6973

Any party hereto may from time to time change its address for notices under this
Section 4.6 by giving at least 10 days' notice of such changed address to the other parties hereto.

     SECTION 4.7. Waivers. No waiver by either party of any breach of any provision hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision hereof; nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     SECTION 4.8. Certain Understandings. The Company understands and agrees that this Settlement Agreement and the consideration given in exchange therefor by the Ryback Defendants do not constitute and are not to be construed as an admission of liability or wrongdoing of any kind on the part of the Ryback Defendants, by whom all liability and wrongdoing are denied.

     SECTION 4.9. Construction. The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to effect the construction hereof. All section and article references are to this Agreement, unless otherwise expressly provided. As used in this Agreement (i) "hereof", "hereunder", "herein" and words of like impact shall be deemed to refer to this Agreement in its entirety and not just a particular section of this agreement,
(ii) "beneficially own" shall have the meaning of such term within Rule 13d-3 (as such rule is currently in effect) under the Exchange Act, (iii) "affiliate"


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and "associate" shall each have the meaning of such terms within Rule 12b-2 (as such rule is currently in effect) under the Exchange Act, and (iv) "outside director" shall mean a director who is not also an officer and/or employee of the Company.

     SECTION 4.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and legal representatives. No party hereto shall assign this Agreement or any rights hereunder without the prior written consent of the other parties hereto.

     SECTION 4.11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principles of conflict of laws.

     SECTION 4.12. Termination. This Agreement shall terminate on the fifth anniversary of the date hereof.

     SECTION 4.13. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original and, all of which, when taken together, shall constitute one Agreement.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or have caused this Agreement to be duly executed by their respective authorized officers as of the date hereof.

                                       AUTOINFO, INC.


                                       By:  /s/ Scott Zecher
                                            ------------------------------------
                                            Name:  Scott Zecher
                                            Title: President and Chief Operating
                                                   Officer


                                       RYBACK MANAGEMENT CORPORATION


                                       By:  /s/
                                            ------------------------------------
                                            Name:
                                            Title:



                                            /s/ Eric C. Ryback
                                            ------------------------------------
                                            Eric C. Ryback

                                            /s/ Lawrence Callahan
                                            ------------------------------------
                                            Lawrence Callahan


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Approved as to Form Only
FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


By:  /s/ Paul Reinstein
     ---------------------------------------
     Paul Reinstein
     Counsel for AutoInfo, Inc.


Dykema Gossett


By:  /s/ Derek I. Meier
     ---------------------------------------
     Derek I. Meier
     Counsel for Ryback Management
     Corporation, Eric E. Ryback and Lawrence Callahan


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